Exhibit 99

Dear Shareholder:

Enterprise Bancorp, Inc. announced net income of $2.318 million for the quarter ended June 30, 2007 compared to $2.182 million during the quarter ended June 30, 2006, an increase of 6%.  Diluted earnings per share were $0.29 for the second quarter compared to $0.28 for the same period in 2006, an increase of 4%.  Net income for the six months ended June 30, 2007 amounted to $4.540 million compared to $4.238 million for the same period in 2006, an increase of 7%.  Diluted earnings per share were $0.58 for the six months ended June 30, 2007 compared to $0.54 for the same period in 2006, an increase of 7%. The company also announced a quarterly dividend of $0.08 to be paid on September 4, 2007 to shareholders of record as of August 14, 2007. The quarterly dividend represents a 14% increase over the 2006 dividend rate.

Year-to-date net income growth resulted primarily from an increase in non-interest income and a decrease in the provision for loan losses, partially offset by an increase in non-interest expense and a decrease in net interest income. Net interest income for the six months ended June 30, 2007 amounted to $20.1 million compared to $20.5 million for the same period in 2006, a decrease of 2%. Net interest margin, the spread earned between interest-earning assets and the company’s funding sources, primarily deposits, was 4.55% for the six months ended June 30, 2007, compared to 4.81% for the same period in 2006. Net interest margin for the quarter ended June 30, 2007 was 4.51% compared to 4.59% and 4.83% for the quarters ended March 31, 2007 and June 30, 2006, respectively. The decrease in margin resulted from both the flat yield curve and a highly-competitive marketplace.

Non-interest income was $4.6 million for the six months ended June 30, 2007, an increase of $1.3 million or 40% over the same period in 2006.  The growth resulted primarily from an increase of $487 thousand in gains on security sales, which occurred mainly in the second quarter, and from increases of $329 thousand in investment advisory fees, $214 thousand in bank-owned life insurance income and $200 thousand in deposit-service fees. Non-interest expense amounted to $17.5 million for the six months ended June 30, 2007 compared to $16.5 million for the same period in 2006, an increase of 6%.  The increases were predominantly in occupancy and compensation-related costs which support the company’s growth.

The provision for loan losses, which is impacted by asset quality and loan growth, amounted to $135 thousand for the six months ended June 30, 2007 compared to $517 thousand for the same period in 2006, a decrease of $382 thousand. The reduced provision reflects continued favorable asset quality. The allowance for loan losses to total loans ratio was 1.65% at June 30, 2007 compared to 1.70% at December 31, 2006.

Total assets were $1.044 billion at June 30, 2007 as compared to $979.3 million at December 31, 2006, an increase of 7%. Total loans increased 4% since December 31, 2006, amounting to $794.6 million at June 30, 2007. Total deposits, excluding brokered deposits, were $818.8 million at June 30, 2007 and $802.6 million at December 31, 2006, an increase of 2%.   Brokered deposits amounted to $120.1 million and $64.9 million on those respective dates. Investment assets under management increased to $528.3 million at June 30, 2007 compared to $502.1 million at December 31, 2006, an increase of 5%. Total assets under management amounted to $1.592 billion at June 30, 2007 as compared to $1.503 billion at December 31, 2006, an increase of 6%.

To further position the bank to take maximum advantage of business opportunities, we are pleased to announce two new additions to the Enterprise Family.  Colin Leland, a graduate of Boston University (B.S.) and Suffolk University (M.B.A.), was recently named Vice President/Commercial Lending.  A talented professional, Colin brings experience in credit analysis, commercial and construction lending, and business development.  Colin is located in our Andover office and serves a client base throughout the Merrimack Valley. In May, Tanya Hubanks joined Enterprise as Senior Vice President/Human Resources.  A graduate of the University of Wisconsin (J.D., M.S., and B.A.), Tanya is highly skilled in human resources strategies, employee relations, and compliance.  She previously held positions in banking and private industry, and her experience will make her a great asset to the bank in the years ahead.

During Spring 2007, the bank received recognition on national, state and local levels for its outstanding record of success and accomplishment:  In May, Enterprise was named one of the “100 top-performing publicly traded companies in Massachusetts” by The Boston Globe. CEO Jack Clancy accepted the honor at an awards ceremony attended by over 400 business leaders from across the state;  In June, Enterprise was recognized by U.S. Banker as one of the “top 200 community banks” nationwide, as ranked by 3-year average return on equity;  On a local level, our Chelmsford office earned the “#1 Readers Choice Award 2007” as voted by readers of the Community Newspaper Company; and our Andover office was honored by the Andover Historical Society at its 17th annual preservation awards ceremony when the bank was recognized for “a stunning rehabilitation of an 1846 residence and Andover landmark prominently sited in the heart of the downtown.” Open less than seven months, the new Andover office attracts new commercial and retail relationships on a weekly basis.

Enterprise Bankers continue to play key roles in many non-profit endeavors:  Diane Silva was honored for her contributions in helping to provide housing to low and moderate-income families at the “24th Annual Tribute to Professional Women” sponsored by the Greater Lawrence YWCA; Matthew Fitzpatrick co-chaired the highly successful 2nd annual forum sponsored by the “Young Professionals of Greater Lowell”;  Christopher Dick was recognized for his leadership as co-chair of the “Summer Experiences in Greater Lowell” program, sponsored by the United Way of Mass Bay/Merrimack Valley; Sheryl Parsons was co-captain of the Salem, NH “Cancer Society’s Relay for Life”; and Lowell General Hospital named George Duncan chairman-elect, an honor that culminates over twenty-five years of leadership and commitment to the health care needs of our community.

Our future as the region’s premier commercial bank is brighter than ever.  Thank you for contributing to our ongoing success.

Sincerely,

George L. Duncan	John P. Clancy, Jr.	Richard W. Main
Chairman	CEO	President
Chief Lending Officer

SELECTED CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED INCOME STATEMENTS

	For the three months ended June 30,		For the six months months ended June 30,
	2007	2006	2007	2006
Net interest income	$10,058	$10,409	$20,094	$20,500
Provision for loan losses	52	244	135	517
Net interest income after provision for loan losses	10,006	10,165	19,959	19,983
Non-interest income	2,515	1,590	4,593	3,271
Non-interest expense	8,964	8,256	17,484	16,474
Income before income taxes	3,557	3,499	7,068	6,780
Income tax expense	1,239	1,317	2,528	2,542
Net Income	$2,318	$2,182	$4,540	$4,238

Basic earnings per share	$0.30	$0.29	$0.58	$0.56
Diluted earnings per share	$0.29	$0.28	$0.58	$0.54
Basic weighted average common shares outstanding	7,797,414	7,637,860	7,772,836	7,620,871
Diluted weighted average common shares outstanding	7,897,422	7,797,892	7,888,515	7,796,826

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2007	Dec. 31, 2006	June 30, 2006
Cash and cash equivalents	$73,469	$50,887	$68,792
Investment securities at fair value	137,449	131,540	145,507
Loans, net of allowance for loan losses	781,528	748,173	720,280
Other assets	51,985	48,659	48,206
Total assets	$1,044,431	$979,259	$982,785

Deposits	$938,881	$867,522	$890,479
Borrowed funds	5,413	15,105	4,044
Junior subordinated debentures	10,825	10,825	10,825
Other liabilities	7,992	8,764	6,628
Total stockholders’ equity	81,320	77,043	70,809
Total liabilities and stockholders’ equity	$1,044,431	$979,259	$982,785

CONSOLIDATED FINANCIAL DATA AND RATIOS

	At or for the six months ended June 30, 2007	At or for the year ended Dec. 31, 2006	At or for the six months ended June 30,2006
Balance Sheet Items:
Total assets	$1,044,431	$979,259	$982,785
Loans serviced for others	19,738	21,659	22,608
Investment assets under management	528,284	502,059	440,861
Total assets under management	$1,592,453	$1,502,977	$1,446,254

Book value per share	$10.37	$9.98	$9.21
Dividends per common share	$0.16	$0.28	$0.14
Allowance for loan losses to total loans	1.65%	1.70%	1.70%
Non-performing loans to total loans	0.38%	0.24%	0.27%

Income Statement Items (annualized):
Return on average assets	0.94%	0.98%	0.92%
Return on average stockholders’ equity	11.55%	12.89%	12.31%
Net interest margin (tax equivalent)	4.55%	4.78%	4.81%